CORTEVA™ agriscience

News Release 2Q/1H 2021

Corteva Reports Second Quarter and First Half 2021 Results, Raises Full-Year Guidance

WILMINGTON, Del., August 5, 2021 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the second quarter and six months ended June 30, 2021.

2Q 2021 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. 2Q 2020	**$5.6B** +8%	**$1.02B** +33%	**$1.37** +36%
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP vs. 2Q 2020	**$5.5B** +6%	**$1.46B** +18%	**$1.40** +11%

1H 2021 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. 1H 2020	**$9.8B** +7%	**$1.63B** +56%	**$2.18** + 59%
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP vs. 1H 2020	**$9.7B** +6%	**$2.37B** +17%	**$2.19** + 18%

First Half 2021 Highlights

- Net Sales for the first half of 2021 grew 7% versus prior year. Organic[1] sales rose 6% during the same period. Volume and price gains and continued penetration of new products together reflected strong execution globally. Organic[1] sales increased in every region, with double-digit growth in Latin America.
- Crop Protection net sales grew 12% and organic[1] sales increased 10% for the first half. Sales of new products rose approximately $260 million versus the first half 2020.
- Seed net sales increased 5% and organic[1] sales grew 4% compared to the year-ago period. Gains were led by strong corn sales in Latin America, together with increased North America[3] planted area and penetration for Enlist E3™[2] soybeans. Corn price was up 3% globally.
- GAAP income and earnings per share (EPS) from continuing operations were $1.6 billion and $2.18 per share for the first half 2021, respectively.
- Strong price execution and volume gains in both segments drove Operating EBITDA[1] improvement of 17% to $2.37 billion, as compared to the same period last year.
- The Company continued to drive productivity progress in the first half, which partially offset the impact of ongoing market-driven cost headwinds.
- Management increased full year 2021 net sales and earnings guidance[4]; and expects net sales in the range of $15.2 billion to $15.4 billion. Operating EBITDA[1] is expected to be in the range of $2.5 billion to $2.6 billion.

1. Organic Sales, Operating EPS and Operating EBITDA are non-GAAP measures. See page A-6 for further discussion. 2. Enlist E3™ soybeans are jointly developed by Corteva Agriscience LLC and MS Technologies™. 3. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 4. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 6 for further discussion. 5. Represents coverage of total North America market, including branded, competitors and licensees. 6. Rest of World is defined as Europe, Middle East and Africa (EMEA), Latin America and Asia Pacific and excludes North America (U.S. and Canada).

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News Release 2Q/1H 2021 2 Company Update Enlist™ System Accelerates Market Penetration for 2021 • Raised Enlist™ 2021 market penetration outlook to approximately 35% of U.S. soybean acres • Delivered approximately $600 million in sales for Enlist™ system during first half – with Enlist E3™2 approximately 35% of Corteva’s U.S. soybean units • Achieved Enlist™ herbicides sales in the U.S. of more than $100 million, up 76% versus the year-ago period Advancement of New Product Pipeline in First Half Drives Momentum • New and differentiated Crop Protection product portfolio demonstrated continued momentum globally, with 86 registration approvals during the first half • Product registration approvals in key new Crop Protection products in the half: Arylex™ and Rinskor™ herbicides each approved in 12 countries; Zorvec™ fungicide approved in seven countries; and Pyraxalt™ insecticide approved in two countries • New Crop Protection registrations span 20 molecules in 38 countries – demonstrating the balance and diversity of Corteva’s new product portfolio Disciplined Execution Globally Strengthens Competitive Advantages • Strength of the Company’s global footprint evident in market share gains in key markets, notably Latin America in Brazil Safrinha corn and Europe in Crop Protection • Rest of World organic1 sales increased 9% versus first half 2020 – led by best-in-class technology portfolio and advantaged route-to-market • Achieved strong on-time customer delivery, despite weather and logistics-related challenges during the period – reflecting the strength and resilience of the Company’s production and global supply chain network Capital Allocation Actions Underscore Commitment to Shareholder Value • Returned approximately $750 million to shareholders during first half via declared dividends and share repurchases • Repurchased $550 million in common stock during first half – nearly completing $1 billion share repurchase program • Announced 7.7% dividend increase and new $1.5 billion share repurchase program – reflecting the Company’s focus on returning capital to shareholders Commitment to Science-Based GHG Targets Reinforces Environmental Sustainability Focus • Published inaugural sustainability report, including the Company’s Greenhouse Gas Emissions (GHG) targets • GHG targets underscore Corteva’s intent to become a more carbon efficient business • Driving execution on sustainable innovation, production efficiencies and transition to renewable energy sources “Corteva’s first half 2021 performance is a direct reflection of strong and growing demand for our innovative products globally, our ability to price for the value we offer, our operational agility, and our focus on execution in a dynamic operating environment. During the period, we delivered organic1 sales increases and double-digit Operating EBITDA1 increases across both Seed and Crop Protection. We also returned approximately $750 million in the first half through dividends and share repurchases; and completed the majority of our $1 billion share repurchase program. Now, we are further accelerating shareholder returns by increasing our quarterly dividend and authorizing a new $1.5 billion share repurchase program. With our global organization fully aligned around our priorities and carrying tremendous momentum, we are raising our full-year guidance. We remain committed to driving revenue growth and productivity initiatives to deliver substantial margin expansion; and we continue to view 2021 as an important acceleration point on Corteva’s path.” Jim Collins Chief Executive Officer

News Release 2Q/1H 2021

Summary of Second Quarter 2021

For the second quarter ended June 30, 2021, net sales increased 8% versus the same period last year. Organic[1] sales rose 6%, with increases in most regions.

Volume grew 5% versus the prior-year period, driven primarily by seasonal timing and increased soybean acres in North America, together with continued adoption of new technology in both segments. Demand for new and differentiated Crop Protection products drove double-digit net sales growth for the segment, with an organic[1] sales increase of 8%.

Seed net sales grew 7% for the quarter, primarily driven by higher volumes in North America[3].

Local price increased 1% versus prior year. Higher prices outside of North America[3] reflect ongoing execution on a price-for-value strategy.

GAAP income from continuing operations after income taxes was $1.0 billion in second quarter 2021. Operating EBITDA[1] for the second quarter was $1.46 billion, up 18% compared to the year-ago period.

($ in millions, except where noted)	2Q 2021	2Q 2020	% Change	% Organic[1] Change
Net Sales	**$5,627**	**$5,191**	**8%**	**6%**
North America	$3,842	$3,566	8%	6%
EMEA	$710	$643	10%	4%
Latin America	$588	$515	14%	11%
Asia Pacific	$487	$467	4%	--%

($ in millions, except where noted)	1H 2021	1H 2020	% Change	% Organic[1] Change
Net Sales	**$9,805**	**$9,147**	**7%**	**6%**
North America	$5,585	$5,331	5%	4%
EMEA	$2,312	$2,110	10%	5%
Latin America	$1,106	$949	17%	23%
Asia Pacific	$802	$757	6%	3%

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News Release 2Q/1H 2021

Crop Protection Summary

Crop Protection net sales were approximately $1.8 billion in the second quarter of 2021 compared to approximately $1.7 billion in the second quarter of 2020. The increase was due to a 5% increase in volume, a 4% favorable impact from currency and a 3% increase in local price.

The increase in volume was driven by continued penetration of new products, including Arylex™ herbicide and Pyraxalt™ insecticide, coupled by early demand in Latin America, which shifted approximately $50 million in sales from the third quarter. These volume gains were partially offset by an approximate $60 million impact from our decision to phase out select low-margin products.

Favorable currency impacts were primarily from the Euro. The increase in local price was driven by strategic price increases in North America, coupled with strong price execution globally.

Segment Operating EBITDA was $370 million in the second quarter of 2021, up 20% from the second quarter of 2020. Volume gains from new products, continued pricing execution, productivity, and favorable impacts from currency more than offset higher input costs, including raw material costs. Segment Operating EBITDA margin improved by more than 130 basis points versus the prior-year period.

($ in millions, except where noted)	2Q 2021	2Q 2020	% Change	% Organic[1] Change
North America	$738	$663	11%	10%
EMEA	$412	$379	9%	- %
Latin America	$354	$309	15%	11%
Asia Pacific	$343	$302	14%	9%
Total 2Q Crop Protection Net Sales	**$1,847**	**$1,653**	**12%**	**8%**

Crop Protection net sales were approximately $3.5 billion for the first half of 2021 compared to approximately $3.2 billion in the first half of 2020. The increase was due to a 6% increase in volume, a 4% increase in local price and a 3% favorable impact from currency, partially offset by a 1% unfavorable portfolio impact.

Volume gains were led by continued penetration of new products, including Arylex™ and Enlist™ herbicides and Pyraxalt™ insecticide. These volume gains were partially offset by an approximate $130 million impact from our decision to phase out select low-margin products.

The increase in local price was primarily driven by gains in Latin America and North America. Favorable currency impacts primarily from the Euro more than offset unfavorable impacts from the Brazilian Real. The portfolio impact was driven by prior-year divestitures in Asia Pacific.

Segment Operating EBITDA was $691 million for the first half of 2021, up 26% from the first half of 2020. Favorable mix, continued penetration of new products, and ongoing cost and productivity actions more than offset higher input costs, including raw material costs. Segment Operating EBITDA margin improved by more than 220 basis points versus the prior-year period.

($ in millions, except where noted)	1H 2021	1H 2020	% Change	% Organic[1] Change
North America	$1,271	$1,138	12%	10%
EMEA	$1,067	$965	11%	4%
Latin America	$598	$527	13%	18%
Asia Pacific	$597	$524	14%	11%
Total 1H Crop Protection Net Sales	**$3,533**	**$3,154**	**12%**	**10%**

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News Release 2Q/1H 2021

Seed Summary

Seed net sales were approximately $3.8 billion in the second quarter of 2021, up from approximately $3.5 billion in the second quarter of 2020. The increase was due to a 4% increase in volume, a 2% favorable impact from currency and a 1% increase in local price.

Higher volumes were driven by more normalized delivery timing in North America compared to the prior-year period, coupled with increased soybean acreage in North America. In addition, the Company delivered $80 million in sales in the second quarter primarily due to robust early demand for corn in Latin America. This increase was also driven by canola growth in Canada, which represents early settlement of the season compared to the year-ago period.

Favorable currency impacts were primarily driven by the Canadian Dollar. The increase in local price was led by strong execution in Latin America and EMEA.

Segment Operating EBITDA was $1.1 billion in the second quarter of 2021, up 17% from the second quarter of 2020. Volume gains, lower royalties, reduced bad debt expense, ongoing cost and productivity actions, and continued price execution more than offset higher input costs from unfavorable yields on European corn and sunflower. Segment Operating EBITDA margin improved by more than 260 basis points versus the prior-year period.

($ in millions, except where noted)	2Q 2021	2Q 2020	% Change	% Organic[1] Change
North America	$3,104	$2,903	7%	6%
EMEA	$298	$264	13%	9%
Latin America	$234	$206	14%	10%
Asia Pacific	$144	$165	(13)%	(16)%
Total 2Q Seed Net Sales	**$3,780**	**$3,538**	**7%**	**5%**

Seed net sales were approximately $6.3 billion for the first half of 2021, up from approximately $6.0 billion in the year-ago period. The increase was due to a 3% increase in volume, a 1% increase in local price and a 1% favorable impact from currency.

The increase in volume was driven by higher soybean sales in North America, market share gains in Brazil Safrinha, earlier shipments in the Brazil Summer season, and canola growth in Canada. Local price gains were driven by strong adoption of new Seed technology, including price execution in Latin America and EMEA, with corn price up 3% globally. These gains were partially offset by competitive pricing pressure in North America soybeans, where price was down 2%. Favorable currency impacts primarily from the Canadian Dollar and the Euro more than offset unfavorable impacts from the Brazilian Real.

Segment Operating EBITDA was $1.7 billion for the first half of 2021, up 13% from the prior year. Continued price execution, lower royalties, lower bad debt expense, volume gains, and ongoing cost and productivity actions more than offset higher input costs from unfavorable yields on European corn and sunflower and higher freight costs. Segment Operating EBITDA margin improved by more than 200 basis points versus the prior-year period.

($ in millions, except where noted)	1H 2021	1H 2020	% Change	% Organic[1] Change
North America	$4,314	$4,193	3%	2%
EMEA	$1,245	$1,145	9%	6%
Latin America	$508	$422	20%	29%
Asia Pacific	$205	$233	(12)%	(13)%
Total 1H Seed Net Sales	**$6,272**	**$5,993**	**5%**	**4%**

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News Release 2Q/1H 2021 6 Updated 2021 Outlook The Company updated its previously provided guidance3 for the full year 2021 – increasing sales and earnings expectations for this period. Corteva expects net sales in the range of $15.2 billion to $15.4 billion, which at the mid-point represents expected net sales growth of 8% for the year. The Company expects Operating EBITDA1 to be in the range of $2.5 billion to $2.6 billion, which at the midpoint represents expected Operating EBITDA1 growth of 22% for the year. Operating EPS1 is expected to be in the range of $2.00 and $2.10 per share. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. Second Quarter Conference Call The Company will host a live webcast of its second quarter and first half 2021 earnings conference call with investors to discuss its results and outlook tomorrow, August 6, 2021, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that provides farmers around the world with the most complete portfolio in the industry – including a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. With some of the most recognized brands in agriculture and an industry-leading product and technology pipeline well positioned to drive growth, the Company is committed to working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. Corteva became an independent public company on June 1, 2019 and was previously the Agriculture Division of DowDuPont. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter and YouTube. Cautionary Statement About Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “guidance”, “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures, and financial results, as well as expected benefits from, the separation of Corteva from DowDuPont, are forward looking statements. Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward- looking statements also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: i) failure to obtain or maintain the necessary regulatory approvals for some Corteva’s products; (ii) failure to successfully develop and commercialize Corteva’s pipeline; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) effect of competition and consolidation in Corteva’s industry; (vi) effect of competition from manufacturers of generic products; (vii) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (viii) effect of climate change and unpredictable seasonal and weather factors; (ix) risks related to oil and commodity markets; (x) competitor’s establishment of an intermediary platform for distribution of Corteva's products; (xi) impact of Corteva’s dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xii) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems; (xiii) effect of volatility in Corteva’s input costs; (xiv) failure to realize the anticipated benefits of the internal reorganizations taken by DowDuPont in connection with the spin-off of Corteva and other cost savings initiatives; (xv) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xvi) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xvii) increases in pension and other post-employment benefit plan funding obligations; (xviii) risks related to the indemnification obligations of legacy EID liabilities in connection with the separation of Corteva; (xix) effect of compliance with laws and requirements and adverse judgments on litigation; (xx) risks related to Corteva’s global operations; (xxi) failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions; failure to enforce; (xxii) risks related to COVID-19; (xxiii) risks related to activist stockholders; (xxiv) Corteva’s intellectual property rights or defend against intellectual property claims asserted by others; (xxv) effect of counterfeit products; (xxvi) Corteva’s dependence on intellectual property cross-license agreements; (xxvii) other risks related to the Separation from DowDuPont; (xxvii) other risks related to the Separation from DowDuPont; (xxviii) risks related to the Biden executive order Promoting Competition in the American Economy; and (xxix) risks associated with our CEO transition, including failure to timely identify a successor CEO. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward- looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements or other estimates is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.

News Release 2Q/1H 2021 7 Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating earnings per share, and base tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide additional, useful information to investors as they provide insight with respect to ongoing operating results of the Company and a useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to their most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page A-10 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the noncash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® Roundup Ready 2 Xtend® herbicide tolerance traits. During the five-year ramp-up period of Enlist E3TM, Corteva is expected to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform after the completion of the ramp-up. Additionally, on February 1, 2021, Corteva approved restructuring actions designed to right-size and optimize footprint and organizational structure according to the business needs in each region with the focus on driving continued cost improvement and productivity. Corteva expects to record total pre-tax restructuring and asset-related charges of approximately $130 million to $170 million. The restructuring actions associated with this charge are expected to be substantially complete in 2021. Organic sales is defined as price and volume and excludes currency and portfolio impacts. Operating EBITDA is defined as earnings (i.e., income from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits, net and foreign exchange gains (losses) net, and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items (including goodwill impairment charges). Non-operating benefits, net consists of non-operating pension and other post-employment benefit (OPEB) credits, tax indemnification adjustments, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating earnings per share are defined as “Earnings per common share from continuing operations - diluted” excluding the after-tax impact of significant items (including goodwill impairment charges), the after tax impact of non-operating benefits, net, and the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the net gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses) net, non-operating benefits, net, amortization of intangibles as of the Separation from DowDuPont, and significant items (including goodwill impairment charges). ® TM Corteva Agriscience and its affiliated companies. 08/05/2021 Media Contact Kasey Anderson +1 317-337-4478 kasey.anderson@corteva.com Investor Contact Jeff Rudolph +1 302-485-3704 jeff.rudolph@corteva.com